CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Index LeAding StockmarkEt Return Securities due 2014	$2,900,000	$336.69

March 2011 Pricing Supplement No. 727 Registration Statement No. 333-156423 Dated March 28, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

The Index LASERS, which we refer to as the LASERS, are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on whether the closing value of the underlying index has declined to or below the threshold value on the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,900,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	March 28, 2011
Original issue date:	March 31, 2011 (3 business days after the pricing date)
Maturity date:	January 31, 2014
Underlying index:	S&P 500® Index
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:

$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]

If the final index value is at or below the downside threshold value, the index return amount will equal:

$10 x the index percent change

In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,310.19, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	1,048.152, which is 80% of the initial index value
Valuation date:	January 28, 2014, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	61760E853
ISIN:	US61760E8536
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$2,900,000	$87,000	$2,813,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 5.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

The LASERS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for LASERS dated November 30, 2010

Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Fact Sheet

The LASERS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on the index closing value on the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.  “Index LASERSSM” is a registered service mark of Citigroup Global Markets Inc.  Used under license.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 28, 2011	March 31, 2011 (3 business days after the pricing date)	January 31, 2014
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$2,900,000
Issue price:	$10 per LASERS
Stated principal amount:	$10 per LASERS
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:

$10 x [the greater of (x) the index percent change and (y) the fixed percentage]

If the final index value is at or below the downside threshold value, the index return amount will equal:

$10 x the index percent change

In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,310.19, which is the index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value on the determination date as published by the underlying index publisher
Downside threshold value:	1,048.152, which is 80% of the initial index value.
Valuation date:	January 28, 2014, subject to adjustment for non-index business days and certain market disruption events.
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	61760E853
ISIN:	US61760E8536
Minimum ticketing size:	100 LASERS
Tax considerations:
Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.

▪        Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the LASERS by taking positions in the stocks constituting the underlying index and in futures or options contracts listed on major securities markets on the underlying index and its component stocks.  Such purchase activity could have increased the closing value of the underlying index on the pricing date, and accordingly, could have increased the index closing value above which the underlying index must be on the valuation date so that the downside threshold value is not reached.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

March 2011	Page 3

Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of   $0.30 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Validity of the LASERS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the LASERS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such LASERS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the LASERS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying prospectus supplement for LASERS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Hypothetical Payments on the LASERS at Maturity

The following graph, table and examples illustrate the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final index value, depending on whether or not the final index value is at or below the downside threshold value.  They are based on the following values:

Stated principal amount:	$10.00
Hypothetical initial index value:	1,300
Hypothetical downside threshold value:	1,040 (80% of the hypothetical initial index value)
Fixed percentage:	10%

Payoff Diagram for the LASERS due January 31, 2014

The Underlying Index
The LASERS
$11 Payment at Fixed Percentage
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0
Payment at Maturity on the LASERS
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
10%
Percentage Change in Final Index Value

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Final Index Value	Underlying Index Return	Return on LASERS	Payment at Maturity
2,600	100.00%	100.00%	$20.00
2,470	90.00%	90.00%	$19.00
2,340	80.00%	80.00%	$18.00
2,210	70.00%	70.00%	$17.00
2,080	60.00%	60.00%	$16.00
1,950	50.00%	50.00%	$15.00
1,820	40.00%	40.00%	$14.00
1,690	30.00%	30.00%	$13.00
1,625	25.00%	25.00%	$12.50
1,560	20.00%	20.00%	$12.00
1,495	15.00%	15.00%	$11.50
1,430	10.00%	10.00%	$11.00
1,404	8.00%	10.00%	$11.00
1,365	5.00%	10.00%	$11.00
1,300	0.00%	10.00%	$11.00
1,235	-5.00%	10.00%	$11.00
1,170	-10.00%	10.00%	$11.00
1,105	-15.00%	10.00%	$11.00
1,040	-20.00%	-20.00%	$8.00
975	-25.00%	-25.00%	$7.50
910	-30.00%	-30.00%	$7.00
780	-40.00%	-40.00%	$6.00
650	-50.00%	-50.00%	$5.00
520	-60.00%	-60.00%	$4.00
390	-70.00%	-70.00%	$3.00
260	-80.00%	-80.00%	$2.00
130	-90.00%	-90.00%	$1.00
0	-100.00%	-100.00%	$0.00

EXAMPLE 1: The final index value is above the downside threshold value and has increased from the initial index value by 25%.  Your return is greater than the fixed percentage based return, and you will fully participate in the appreciation of the underlying index.

Hypothetical final index value	=	1,625
Index percent change	=	(final index value – initial index value) / initial index value
	=	(1,625 – 1,300) / 1,300
	=	25%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 25%
	=	$2.50
Payment at maturity	=	stated principal amount + index return amount
	=	$12.50
Payment at maturity = $12.50

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Index LeAding StockmarkEt Return Securities

 EXAMPLE 2: The final index value has declined from the initial index value by 10% but is greater than the downside threshold value.  You receive the fixed percentage based return.

Hypothetical final index value	=	1,170
Index percent change	=	(final index value – initial index value) / initial index value
	=	(1,170 – 1,300) / 1,300
	=	–10%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 10%
	=	$1.00
Payment at maturity	=	stated principal amount + index return amount
	=	$11.00
Payment at maturity = $11.00

EXAMPLE 3: The final index value has declined from the initial index value by 50% and is below the downside threshold value.  You are fully exposed to the decline in the final index value from the initial index value.

Hypothetical final index value	=	650
Index percent change	=	(final index value – initial index value) / initial index value
	=	(650 – 1,300) / 1,300
	=	–50%
Index return amount	=	stated principal amount x index percent change
	=	$10.00 x (–50%)
	=	–$5.00
Payment at maturity	=	stated principal amount + index return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the index return amount is negative.
	=	$10.00 + (–$5.00)
	=	$5.00
Payment at maturity = $5.00

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and an index return amount.  The index return amount may be positive, zero or negative.

If the closing value of the underlying index is greater than the downside threshold value on the valuation date, the index return amount will be positive and will equal:

$10 × [the greater of (x) index percent change and (y) fixed percentage]

where,
index percent change	=

initial index value	=	1,310.19, which is the index closing value on the pricing date

final index value	=	The index closing value on the valuation date

downside threshold value	=	1,048.152, which is 80% of the initial index value

fixed percentage	=	10%

If the closing value of the underlying index is less than or equal to the downside threshold value on the valuation date, the index return amount will equal:

$10    ×    index percent change

If the final index value is less than the initial index value, the index return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for LASERS and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the final index value is less than or equal to the downside threshold value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the final index value from the initial index value. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage if the final index value is at or below the downside threshold value.  If the final index value is less than or equal to the downside threshold value, the payment at maturity will solely depend on the closing value of the underlying index on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 10%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the closing value of the underlying index on the valuation date.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Adjustments to the underlying index could adversely affect the value of the LASERS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the LASERS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the level above which the final index value must be so that the downside threshold value is not reached.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, whether the final index value is at or below the downside threshold value, and will calculate the amount of cash you will receive at maturity, if any.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the value of the underlying index declines to or below the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for LASERS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for LASERS.

Historical Information

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2006 through March 28, 2011.  The graph following the table shows the daily index closing values of the underlying index for the same period.  The index closing value of the underlying index on March 28, 2011 was 1,310.19.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (through March 28), 2011)	1,343.01	1,256.88	1,310.19

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

S&P 500® Index Daily Index Closing Values January 1, 2006 to March 28, 2011

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Index LASERSSM Based on the Value of the S&P 500® Index due January 31, 2014
Index LeAding StockmarkEt Return Securities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for LASERS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for LASERS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for LASERS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for LASERS dated November 30, 2010

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for LASERS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

March 2011	Page 14